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                                                                 Exhibit 10.9

             LOAN AGREEMENT FOR TAX WITHHOLDING ON SPECIAL STOCK AWARD


             THIS AGREEMENT is made and entered into as of December 4, 1995, by and between CSX CORPORATION ("CSX"), a Virginia corporation, and ALVIN R. CARPENTER ("Executive").

             FIRST. Pursuant to an agreement dated April 17, 1990 ("1990 Agreement"), between Executive and CSX, Executive was awarded 20,000 shares of $1 Par Value Common Stock of CSX Corporation ("Stock"), to be issued to Executive in two Batches, as described in the 1990 Agreement, subject to certain terms and conditions as to each Batch. On April 17, 1995, all preconditions to receipt by the Executive of 10,000 shares of Stock constituting the First Batch were deemed satisfied by CSX. The First Batch was issued pursuant to a plan that has not been approved by shareholders of CSX.

             SECOND. As a result of certain requirements of Section 16 of the Securities and Exchange Act of 1934 (" '34 Act") and Section 83(c) of the Internal Revenue Code ("IRC"), tax valuation and withholding for the First Batch of the Stock was deferred until October 18, 1995. The issuance of Stock to Executive is considered compensation pursuant to the IRC and is subject to withholding taxes.

             THIRD. The parties recognized that it is the regular practice of CSX to permit employees to require CSX to satisfy tax withholding obligations arising from issuance of stock compensation awards through retention of Stock equal in value to the amount of taxes to be withheld. The parties understand CSX can retain Stock for tax withholding purposes only during a period beginning on the third business day following release to the public by CSX of quarterly earnings and ending on the twelfth business day following such release of earnings ("Window Period").

             FOURTH. Use of shares of the First Batch for tax withholding may constitute a sale of Stock by Executive pursuant to Section 16 of the '34 Act, which sale may be matched against any purchase of Stock, as determined pursuant to said Section 16, resulting in potential forfeiture of monies by Executive.

             FIFTH. CSX has deemed it in CSX's best interests and in the best interests of CSX shareholders for executive employees of CSX to increase levels of personal Stock ownership. In furtherance of this objective, CSX has offered certain executives the opportunity to receive payments under its Management Incentive Compensation Plan ("MICP") and Senior Management Incentive Compensation Plan ("SMICP") in Stock, such payments to be issued during or about February 1996. Payments in Stock for such purposes will be pursuant to a plan not approved by shareholders of CSX and may therefore constitute a purchase of Stock pursuant to Section 16 of the '34 Act.





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         PAGE 2

ALVIN R. CARPENTER
November 22, 1995

             SIXTH. It is the mutual desire of CSX and Executive (a) to continue to increase Stock owned by Executive, (b) to encourage Executive to accept compensation, when possible, in Stock, and (c) to avoid any matching of purchases and sales pursuant to Section 16 of the '34 Act, which matching will result in forfeiture by Executive of monies or securities.

             NOW, THEREFORE, in order for each party to satisfy objectives recited heretofore in Paragraphs First through Sixth and in consideration of the parties' undertakings with respect to each other, CSX and Executive do hereby agree that:

             1. As of October 18, 1995, CSX will lend to Executive the sum of $377,200, to be used to satisfy withholding taxes necessitated by issuance of the First Batch, such loan to accrue interest at the Applicable Federal Rate of 5.79% on an annual basis ("Loan").

             2. As soon as practicable without forfeiture by Executive of any Stock, but in no event earlier than six months and one day following distribution of Stock pursuant to the MICP or SMICP award during or about February 1996, Executive will (a) sell on the open market such number of shares from the First Batch as are required to satisfy Executive's obligations as to principal and interest pursuant to the Loan, or (b) tender to CSX such shares for satisfaction of obligations pursuant to the Loan. Such sale of Stock by Executive shall be within a Window Period during which Executive and CSX agree that sale of Stock is appropriate and in conformity with all federal securities laws.

             3. CSX shall forgive interest on the Loan. Executive understands that such forgiveness of interest will result in taxable compensation imputed to Executive. At the end of each affected CSX fiscal year, Executive shall be compensated for any tax liability incurred as a result of the Loan during such fiscal year, including payment for taxes resulting from such additional compensation ("Gross-Up").

             4. Executive understands and acknowledges that the pendency and terms of the Loan must be reported in each CSX Proxy Statement applicable to a fiscal year or any part of a fiscal year in which the Loan is outstanding, that income imputed to Executive as a result of the Loan or forgiveness of interest may be required to be disclosed in each CSX Proxy Statement applicable to a fiscal year or any part of a fiscal year in which the Loan is outstanding, and that any sale of Stock to satisfy the Loan must be reported to the Securities and Exchange Commission.










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         PAGE 3

ALVIN R. CARPENTER
November 22, 1995


             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of December 4, 1995.


RECIPIENT                                   CSX CORPORATION


/s/ A.R. CARPENTER                    By:   /s/ ALAN A. RUDNICK
------------------                          -------------------
Social Security No.______________  Title:   VP-General Counsel
                                            and Corporate Secretary








































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